Exhibit 99.1

Contact:	Teri Freitas Gorman, ML&P, 808-877-3857
Joan Bennet, Bennet Strategic Communications, 808-531-6087 ext 1

FOR IMMEDIATE RELEASE

Tuesday, March 4, 2008

MAUI LAND & PINEAPPLE COMPANY ANNOUNCES

EXECUTIVE PROMOTION

Robert Webber named Chief Operating Officer and Executive Vice President

KAHULUI, Hawai`i — Maui Land & Pineapple Company, Inc. (AMEX: MLP) today announced the appointment of Robert Webber as chief operating officer and executive vice president, effective immediately.  In this role Webber will assume direct operational responsibility for ML&P’s two principal operating units: Maui Pineapple Company and Kapalua Land Company and continue to report to David C. Cole, ML&P’s chairman, president and CEO.  Webber will continue to serve as chief financial officer for the company.

“Rob has been an exceptional CFO for Maui Land & Pineapple Company,” said Cole.  “He has led several key initiatives and has been instrumental in setting operating strategy for Kapalua Land Company, Ltd. and Maui Pineapple Company, Ltd. In his new role, Rob will continue to supervise Resort operations, finance, marketing and other corporate services, as well as our agriculture and business development initiatives.  I have no doubt Rob will continue to excel in his dual roles as CFO and COO.”

Webber joined Maui Land & Pineapple Company in May 2006 as chief financial officer and senior vice president of business development.  Previously Mr. Webber served as the President and CEO of two publicly-held technology firms in Southern California and worked in the agriculture and resort industries as a consultant for McKinsey & Company, Inc.  He received his J.D. degree from Columbia Law School and his M.B.A. from Harvard Business School.

Maui Land & Pineapple Company, Inc. is committed to the integration of agriculture, natural resource management and eco-effective design principles to create and manage holistic communities. ML&P’s vision of holistic communities is based on the traditional Hawaiian model of ahupua`a, a system of self-reliance based on the artful use of land and water resources to sustain island life indefinitely.  ML&P is a Hawai`i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui Gold ® pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.

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